Exhibit 99.1

[OSTROWSKI & COMPANY, INC. LETTERHEAD]

We hereby consent to the inclusion of our opinion letter dated January 14, 2009 to the Board of Directors of The Apple Valley Bank & Trust Company (“Apple Valley Bank”) as Annex B to the Proxy Statement-Prospectus, which forms part of the Registration Statement of New England Bancshares, Inc. on Form S-4 relating to the proposed acquisition of Apple Valley Bank by New England Bancshares, Inc., and to the references to such opinion therein.

OSTROWSKI & COMPANY, INC.

/s/ Ostrowski & Company, Inc.

Dated this 19th day of March, 2009